FOREIGN CUSTODY MANAGER AGREEMENT

AGREEMENT made as of November 14, 2012 by and between Forum ETF Trust (the “Fund”) on behalf of each of its various portfolios listed on Schedule A attached hereto (each a “Series”) and The Bank of New York Mellon (“BNY”).

W I T N E S S E T H:

WHEREAS, the Fund desires to appoint BNY as a Foreign Custody Manager on the terms and conditions contained herein;

WHEREAS, BNY desires to serve as a Foreign Custody Manager and perform the duties set forth herein on the terms and conditions contained herein;

NOW THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, the Fund and BNY hereby agree as follows:

ARTICLE I.

DEFINITIONS

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

1. “Board” shall mean the board of trustees of the Fund.

2. “Eligible Foreign Custodian” shall have the meaning provided in the Rule.

3. “Monitoring System” shall mean a system established by BNY to fulfill the Responsibilities specified in clauses (d) and (e) of Section 1 of Article III of this Agreement.

4. “Responsibilities” shall mean the responsibilities delegated to BNY under the Rule as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by BNY, as such responsibilities are more fully described in Article III of this Agreement.

5. “Rule” shall mean Rule 17f-5 under the Investment Company Act of 1940, as amended.

6. “Specified Country” shall mean each country listed on Schedule B attached hereto and each country, other than the United States, constituting the primary market for a security with respect to which the Fund has given settlement instructions to BNY as custodian (the “Custodian”) under its Custody Agreement with the Fund.

ARTICLE II.

BNY AS A FOREIGN CUSTODY MANAGER

1. The Board on behalf of the Fund hereby delegates to BNY with respect to each Specified Country the Responsibilities.

2. BNY accepts the Board’s delegation of Responsibilities with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of each Series’ assets would exercise.

3. BNY shall provide to the Board all information requested by the Board relating to BNY services hereunder, including, without limitation, written reports notifying the Board of the placement of assets of a Series with a particular Eligible Foreign Custodian within a Specified Country and of any material change in the arrangements (including the contract governing such arrangements) with respect to assets of a Series with any such Eligible Foreign Custodian.

ARTICLE III.

RESPONSIBILITIES

1. Subject to the provisions of this Agreement, BNY shall with respect to each Specified Country select an Eligible Foreign Custodian.  In connection therewith, BNY shall: (a) determine that assets of the Fund held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in paragraph (c)(1) of the Rule; (b) determine that the Fund’s foreign custody arrangements with each Eligible Foreign Custodian are governed by a written contract with the Custodian which will provide reasonable care for the Fund’s assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine that each contract with an Eligible Foreign Custodian shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or, alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions, such other provisions as BNY determines will provide, in their entirety, the same or a greater level of care and protection for the assets of the Fund as such specified provisions; (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the assets of the Fund with a particular Eligible Foreign Custodian pursuant to paragraph (c)(1) of the Rule and the performance of the contract governing such arrangement; and (e) advise the Fund whenever BNY determines under the Monitoring System that an arrangement (including, without limitation, any material change in the contract governing such arrangement) described in preceding clause (d) no longer meets the requirements of the Rule.

2. For purposes of preceding Section 1 of this Article, BNY’s determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country.  For purposes hereof, “Country Risks” shall mean systemic risks of holding assets in a particular country including, without limitation, (a) an Eligible Foreign Custodian’s use of any depositories that act as or operate a system or a transnational system for the central handling of securities or any equivalent book-entries; (b) such country’s financial infrastructure; (c) such country’s prevailing custody and settlement practices; (d) nationalization, expropriation or other governmental actions; (e) regulation of the banking or securities industry; (f) currency controls, restrictions, devaluations or fluctuations; and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

3. In the event a claim is asserted against the Fund arising out of or in connection with any action or inaction by BNY in performing its duties in accordance with the standard of care set forth hereunder (a "Claim"), and to the extent the Fund asserts and is successful in a related claim against BNY in which it is determined by a court or an arbiter of competent jurisdiction that BNY failed to discharge its duties in accordance with the standard of care set forth hereunder, then BNY shall indemnify the Fund for any and all costs, expenses, direct damages, liabilities or claims (including attorneys' and accountants' fees) sustained or incurred as a result of such Claim.

ARTICLE IV.

REPRESENTATIONS

1. The Fund hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Fund, constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits the Fund’s execution or performance of this Agreement; (b) this Agreement has been approved and ratified by the Board at a meeting duly called and at which a quorum was at all times present, and (c) the Board or the Fund’s investment advisor has considered the Country Risks associated with investment in each Specified Country and will have considered such risks prior to any settlement instructions being given to the Custodian with respect to any other country.

2. BNY hereby represents that: (a) BNY is duly organized and existing under the laws of the State of New York, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by BNY, constitutes a valid and legally binding obligation of BNY enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on BNY prohibits BNY’s execution or performance of this Agreement; and (c) BNY has established and maintains the Monitoring System.

ARTICLE V.

CONCERNING BNY

1. BNY shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, the Fund except to the extent the same arises out of the failure of BNY to exercise the care, prudence and diligence required by Section 2 of Article II hereof.  In no event shall BNY be liable to the Fund, the Board, or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement.

2. The Fund shall indemnify BNY and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees,

sustained or incurred by, or asserted against, BNY by reason or as a result of any action or inaction, or arising out of BNY’s performance hereunder, provided that the Fund shall not indemnify BNY to the extent any such costs, expenses, damages, liabilities or claims arises out of BNY’s failure to exercise the care, prudence and diligence required by Section 2 of Article II hereof.

3. For its services hereunder, the Fund agrees to pay to BNY such compensation and out-of-pocket expenses as shall be mutually agreed in writing.

4. BNY shall have only such duties as are expressly set forth herein.  In no event shall BNY be liable for any Country Risks associated with investments in a particular country.

ARTICLE VI.

MISCELLANEOUS

1. This Agreement constitutes the entire agreement between the Fund and BNY as a foreign custody manager, and no provision in the Custody Agreement between the Fund and the Custodian shall affect the duties and obligations of BNY hereunder, nor shall any provision in this Agreement affect the duties or obligations of the Custodian under the Custody Agreement.

2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to BNY, shall be sufficiently given if received by it at its offices at 100 Church Street, 10th Floor, New York, New York 10286, or at such other place as BNY may from time to time designate in writing.

3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if received by it at its offices at Three Canal Plaza, Suite #600, Portland, Maine  04101 or at such other place as the Fund may from time to time designate in writing.

4. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby.  This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.  This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided however, that this Agreement shall not be assignable by either party without the written consent of the other.

5. This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof.  The Fund and BNY hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder.  The Fund and BNY hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum.  The Fund and BNY each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

6. The parties hereto agree that in performing hereunder, BNY is acting solely on behalf of the Fund and no contractual or service relationship shall be deemed to be established hereby between BNY and any other person by reason of this Agreement.

7. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

8. This Agreement shall terminate simultaneously with the termination of the Custody Agreement between the Fund and the Custodian, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of such notice.

9. It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any shareholder, Trustee, officer, employee or agent of the Fund, personally, but shall bind only the trust property of the Fund, as provided in its Declaration of Trust and Trust Instrument. This Agreement has been duly authorized, executed and delivered by the Fund and neither such authorization nor such execution and delivery shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in its Declaration of Trust and Trust Instrument.

IN WITNESS WHEREOF, the Fund and BNY have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

FORUM ETF TRUST

By:       /s/ Stacey Hong

Title:           President

THE BANK OF NEW YORK MELLON

By:       /s/ Andrew Pfeiffer

Title:           Vice President

SCHEDULE A
Series

Fund Name                                                                           Tax Identification Number

Merk Currency ETFsm

SCHEDULE B
Specified Countries

Country
Argentina
Australia
Austria
Bahrain
Bangladesh
Belgium
Benin
Bermuda
Botswana
Brazil
Bulgaria
Burkina Faso
Canada
Cayman Islands
Channel Islands
Chile
China
Colombia
Costa Rica
Croatia
Cyprus
Czech Republic
Denmark
Ecuador
Egypt
Estonia
Euromarkets (Euroclear - Eurobonds only)
Euromarkets (Clearstream - Eurobonds only)
Finland
France
Germany
Ghana
Greece
Guinea Bissau
Hong Kong
Hungary
Iceland
India
Indonesia
Ireland
Israel

Country
Italy
Ivory Coast
Jamaica
Japan
Jordan
Kazakhstan
Kenya
Kuwait
Latvia
Lebanon
Lithuania
Luxembourg
Malaysia
Mali
Malta
Mauritius
Mexico
Morocco
Namibia
EASDAQ
Netherlands
New Zealand
Niger
Nigeria
Norway
Oman
Pakistan
Palestinian Autonomous Area
Panama
Peru
Philippines
Poland
Portugal
Qatar
Romania
Russia
Senegal
Singapore
Slovak Republic
Slovenia
South Africa
South Korea
Spain
Sri Lanka
Swaziland

Country
Sweden
Switzerland
Taiwan
Thailand
Togo
Trinidad & Tobago
Tunisia
Turkey
UAE
UK
Ukraine
Uruguay
Venezuela
Vietnam
Zambia
Zimbabwe